Subject to Change and Refinement Privileged and Confidential All American Group Hypothetical Chapter 7 Orderly Liquidation Analysis — Assumptions The hypothetical Chapter 7 Orderly Liquidation Analysis is a high-level wind down analysis performed for discussion purposes and does not represent a valuation opinion The analysis is subject to detailed wind down projections for the open projects and plants. The hypothetical valuations contained herein are preliminary and subject to change and refinement. No formal appraisals have been provided for the various assets. Assets held and hypothical values can change materially over time. The balance sheet assets are based on projected balances as of 9/30/10. A present value factor was used for some of the assets that will likely take more than a year to be converted to cash. Unsecured creditor claims are estimates. Additional work is required to refine that estimate. Furthermore, additional claims may surface through the bankruptcy notice process. Assumptions 1. Liquidation values are as of projected 9/30/10 balances (with some exceptions). 2. The Vehicle Segment continues as a going concern to maximize value and is self funding. >> To whatever extent possible, assets relating specifically to the Company’s Vehicle Segment have been removed from the wind down analysis. >> Any amounts attributable to the sale of the Vehicle Segment net of liabilities would be additive to the amounts contained herein. >> The liabilities exclude the Lake City bank loan. 3. Unrestricted cash will be $0 at the time of the wind-down. 4. The analysis assumes that any working capital loan needed to fund operations is paid back through the conversion of $2.0 million of raw materials and $3.8 million of WIP into accounts receivable. 9/10/2010 AAG_Liquidation Analysis_Housing Segment 20100910 2:54 PM Assumptions Page 1 of 9

Subject to Change and Refinement Privileged and Confidential All American Group Hypothetical Chapter 7 Orderly Liquidation Analysis Est. Balances Est. Recovery % Est. Liquidation Value Assets To Be Liquidated as of 9/30/10 Low High Low High Notes: Cash Petty Cash 2,350 100% 100% 2,350 2,350 Cash In Banks — Unrestricted — 0% 0% — - Assumes unrestricted cash is zero at liquidation. Cash Held By Others — Restricted 7,498,045 74% 78% 5,563,486 5,849,930 See Exhibit A. Total Cash 7,500,395 74% 78% 5,565,836 5,852,280 Net Trade Receivables 4,476,684 61% 66% 2,721,749 2,968,398 See Exhibit C. Excludes ARBOC receivable balance. Refundable Income Taxes 935,419 25% 49% 230,000 460,000 Based on expected AMT tax refund amount for the 2003/2004 tax years. Pre-Paid Expenses Deposits — Other 953,258 0% 0% — - Machinery and other purchase deposits. Will be very difficult to recover. Prepaid Insurance 2,535,883 0% 0% — - Company financed insurance. Assume recovery would go to finance company. Prepaid Interest 17,802 0% 0% — - Other Prepaid Expenses 196,162 0% 0% — - Total Prepaid Expenses 3,703,105 0% 0% — - Assets Held For Sale 4,658,471 50% 75% 2,329,236 3,493,853 Assumes 50% — 75% recovery for assets currently listed for sale. Housing Segment Inventory Raw Materials 4,000,000 13% 13% 500,000 500,000 See Exhibit D. Assumes Raw Material for Housing Segment worked down to $2.0 in project completion with an assumed 25% recovery of that amount. Work-in-Process 3,750,000 0% 0% — - Assume WIP inventory used to complete remaining projects. No value at that time. Finished Goods 10,160,000 31% 43% 3,141,013 4,372,346 See Exhibit E. Total Inventories 17,910,000 20% 27% 3,641,013 4,872,346 Rental Properties 224,626 40% 60% 89,850 134,776 60% based on AAG’s recovery estimate. Restricted Cash & Other Investments 5,919,679 23% 24% 1,376,334 1,398,394 See Exhibit B. CSV Of Life Insurance 72,497 100% 100% 72,497 72,497 Based on AAG’s recovery estimate. Fixed Assets Land and Land Improvements 5,753,195 17% 25% 963,354 1,445,032 See Exhibit G. Buildings and Leasehold Improvements (Excl. AASV Plant) 17,893,813 20% 30% 3,578,763 5,368,144 See Exhibit G. Machinery & Equipment 990,952 20% 30% 198,190 297,286 See Exhibit G. Vehicles 200,372 40% 50% 80,149 100,186 See Exhibit G. Furniture & Fixtures 856,081 10% 20% 85,608 171,216 See Exhibit G. Net Fixed Assets 25,694,412 19% 29% 4,906,064 7,381,863 Total Asset Recovery $20,932,578 $26,634,407 Wind-down Costs Assumed to be financed by cash received for remaining project completion. Trustee Fee (418,652) (532,688) Assumed to be 2% of estimated asset recovery. Professional Fees — 3 month wind-down of operations (900,000) (900,000) Assumed to be $300k/month for financial and legal fees. Professional Fees — 9 months of remaining asset liquidation (750,000) (1,000,000) Assumed to be between $750k — $1.5 million for the remainder of the liquidation. Asset sale commissions (289,412) (435,029) Assumes 4% commissions paid on sale of Assets held for sale and other fixed assets. Estimated Proceeds Available for Distribution $18,574,514 $23,766,690 9/10/2010 AAG_Liquidation Analysis_Housing Segment 20100910 2:54 PM Recovery Value Summary Page 2 of 9

Subject to Change and Refinement
Privileged and Confidential

All American Group
Hypothetical Chapter 7 Orderly Liquidation Analysis

	Est. Claim Amount	Est. Recovery % Low	Est. Recovery % High	Est. Recovery Value Low	Est. Recovery Value High	Notes:
Estimated Proceeds Available for Distribution				$ 18,574,514	$ 23,766,690	
Administrative and Priority Claims						
Pre-Petition Accrued Taxes, Payroll and Vacation	2,201,866	100%	100%	2,201,866	2,201,866	Fiduciary amounts due
Total Administrative, Priority and Tax Claims	**2,201,866**			**2,201,866**	**2,201,866**	
Net Estimated Recovery for Admin. Claims				100%	100%	
Estimated Proceeds Available for Distribution to Secured Creditors				$ 16,372,648	$ 21,564,824	
Secured Debt Claims						
HIG Secured Convertible Debt	12,500,000	100%	100%	12,500,000	12,500,000	
Total Secured Debt	**12,500,000**			**12,500,000**	**12,500,000**	
Net Estimated Recovery for Secured Claims				100%	100%	
Estimated Proceeds Available for Distribution to Unsecured Creditors				$ 3,872,648	$ 9,064,824	
Unsecured Creditors' Claims						
Pre-petition Accounts Payable - Trade	7,084,000	19%	44%	1,331,173	3,115,917	
Customer Deposits	1,314,450	19%	44%	247,002	578,164	
Pre-Petition Expense Accruals and Other Liabilities	3,747,082	19%	44%	704,124	1,648,165	
Lease Rejection Claims	663,238	19%	44%	124,631	291,727	
Deferred Compensation Claims	2,800,000	19%	44%	526,155	1,231,588	
Contingent Liabilities	5,000,000	19%	44%	939,563	2,199,264	Includes: Textron Liability, RW Baird Claim, RV Repurchase Obligations as well as GAMCO and FEMA Litigation.
Total Unsecured Creditors' Claims	**20,608,770**			**3,872,648**	**9,064,824**	
Net Estimated Recovery for Unsecured Creditors' Claims				19%	44%	

9/10/2010
2:54 PM
AAG_Liquidation Analysis_Housing Segment 2010_09_10
Recovery Value Summary
Page 3 of 9

Subject to Change and Refinement Privileged and Confidential All American Group Hypothetical Chapter 7 Orderly Liquidation Analysis — Restricted Cash Exhibit A Est. Recovery % Est. Liquidation Value Cash Held By Others — Collateral Restricted Collateral Type Outstanding Holder Low High Low High Notes: Ft. Bliss (Buildings 3 & 4) Performance bond 3,049,780 Liberty 80% 80% 2,428,242 2,428,242 Assumes NPV of cash collected by 12/31/11 with a 20% annual discount rate. Ft. Bliss (Buildings 5, 7 & 9) Performance bond — ACE Emory & Henry College Performance bond 2,000,000 ACE 80% 80% 1,592,405 1,592,405 Assumes NPV of cash collected by 12/31/11 with a 20% annual discount rate. RV escrow Escrow account 3,104,000 Forest River 64% 74% 2,000,000 2,300,000 Best estimate of RV warranty return Other Escrow account 186,000 Various 90% 100% 167,400 186,000 Assumes cash returned 90 days after project completion. Total restricted cash $8,339,780 74% 78% $6,188,047 $6,506,647 Exhibit B Est. Recovery % Est. Liquidation Value Restricted Cash & Other Collateral Investments Collateral/Investment Type Outstanding Holder Low High Low High Notes: Other Long — term prepaid reclass 13,663 0% 0% — - Other Investments Alembic Investment = Captive Insur. Co. 50,000 40% 40% 20,094 20,094 Assumes NPV of cash collected in 5 years with a 20% annual discount rate. Investments-Am. Home Bank AACM (Choice Mortgage) 44,122 50% 100% 22,061 44,122 AAG’s recovery estimate Workers Comp Trust Collateral Restricted Cash — Workers Comp 1,099,002 20% 20% 220,832 220,832 Assumes 50% cash used to settle claims. Assumes NPV of cash collected in 5 years with a 20% annual discount rate. Other-Winforge Winforge — property 2,280,546 50% 50% 1,140,273 1,140,273 Assumes 50% net recovery if asset sold. Other-Winforge Reserve Winforge (1,058,546) 50% 50% (529,273) (529,273) Assumes 50% net recovery if asset sold. Chassis consignment Letter of credit 1,000,000 GMAC (Lake City) na na Applicable to vehicle business only. Collateral for workers comp. Workers comp. bond 2,500,000 Liberty 20% 20% 502,347 502,347 Assumes 50% cash used to settle claims. Assumes NPV of cash collected in 5 years with a 20% annual discount rate. $5,928,787 23% 24% $1,376,334 $1,398,394 9/10/2010 AAG_Liquidation Analysis_Housing Segment 20100910 2:54 PM Restricted Cash+ Investments Page 4 of 9

Subject to Change and Refinement Privileged and Confidential All American Group Hypothetical Chapter 7 Orderly Liquidation Analysis — A/R Exhibit C Receivable ARBOC Remaining Est. Recovery % Est. Liquidation Value Days Aged Balance Balance Balance Low High Low High Notes: 0 — 30 1,769,824 — 1,769,824 85% 90% 1,504,351 1,592,842 31 — 60 352,423 — 352,423 85% 90% 299,560 317,181 61 — 90 847,912 75,018 772,894 75% 80% 579,670 618,315 91 — 120 141,283 136,156 5,127 40% 50% 2,051 2,564 121 — 270 527,064 57,387 469,678 10% 25% 46,968 117,419 271 — 360 47,250 - 47,250 0% 10% — 4,725 Over 361 315,339 — 315,339 0% 0% — - Total 4,001,097 268,560 3,732,536 61% 66% 2,432,600 2,653,046 9/10/2010 AAG_Liquidation Analysis_Housing Segment 20100910 2:54 PM Sumarized AR Total Page 5 of 9

Subject to Change and Refinement Privileged and Confidential All American Group Hypothetical Chapter 7 Orderly Liquidation Analysis — Raw Materials Exhibit D Assets Est. Balance Est. Balance Est. Recovery % Est. Liquidation Value as of 9/30 as of 12/31 Low High Low High Raw Materials AASV $1,250,000 Housing Segment (1) Lumber 1,600,000 800,000 25% 25% 200,000 200,000 Shingles 160,000 80,000 25% 25% 20,000 20,000 Siding 120,000 60,000 25% 25% 15,000 15,000 Other 2,120,000 1,060,000 25% 25% 265,000 265,000 Housing Segment Subtotal $4,000,000 $2,000,000 13% 13% $500,000 $500,000 Chassis 650,000 0% 0% $ — $ — Work-in-Process 3,750,000 — 0% 0% $ — $ — Footnote: (1) The analysis assumes that the most valuable raw materials will be converted to finished goods during the wind-down period and that the remaining parts and supplies will be unique and of low recovery value. 9/10/2010 AAG_Liquidation Analysis_Housing Segment 20100910 2:54 PM Raw Materials Page 6 of 9

Subject to Change and Refinement Privileged and Confidential All American Group Hypothetical Chapter 7 Orderly Liquidation Analysis — Assets Listed for Sale Exhibit F Board Approved Net Book Value Minimum Sales Location Property Description at 6/30/10 Price Realtor Status Elkhart, IN CLI Paint Facility $1,744,920 $2,000,000 Ryan Gablemen Company believes an agreement is possible and that closing Grubb & Ellis could take 30 — 45 days or longer. Company believes $1.4 million net proceeds will be the ultimate result. Zanesville, OH Empty Plant 2,726,000 2,726,000 Direct Talks with Under Lease by Coll Materials. Verbal agreement for $2.9 Lessee million. Apparently, looking for government backing on the bank loan 13th St. & 450 N. Land 186,973 450,000 Not Listed Decatur, IN Total $4,657,893 9/10/2010 AAG_Liquidation Analysis_Housing Segment 20100910 2:54 PM Assets Listed for Sale Page 7 of 9

Subject to Change and Refinement
Privileged and Confidential

All American Group
Hypothetical Chapter 7 Orderly Liquidation Analysis - Finished Goods Inventory

Exhibit E

Finished Good Inventory	Net Book Value	Total # of Homes	Total # of Boxes	Est. Recovery % Low	Est. Recovery % High	Est. Liquidation Value Low	Est. Liquidation Value High	Notes:
Builder Buybacks								
Indiana Homes	$ 1,017,638	9	28	25%	30%	$ 254,410	$ 305,291	
Indiana Grey Hawk Home	474,279	1	5	25%	30%	118,570	142,284	
Colorado Homes	379,996	2	6	25%	30%	94,999	113,999	
North Carolina Homes	627,521	5	18	25%	30%	156,880	188,256	
Mod-U-Kraf Homes	299,250	6	12	25%	30%	74,813	89,775	
Mod-U-Kraf Improved Lots	52,829	na	na	25%	30%	13,207	15,849	
Mod-U-Kraf Retail Homes	399,131	1	5	25%	30%	99,783	119,739	
Total Builder Buyback	**$ 3,250,644**	**24**	**74**	**25%**	**30%**	**$ 812,661**	**$ 975,193**	
Model Home Inventory								
Indiana Plant	$ 678,274	9	22	10%	20%	$ 67,827	$ 135,655	
Indiana Home Store	83,608	1	3	10%	20%	8,361	16,722	
Iowa Plant	463,327	5	12	10%	20%	46,333	92,665	
Iowa Home Store	2,995	na	na	10%	20%	299	599	
North Carolina Plant	746,914	9	27	10%	20%	74,691	149,383	
North Carolina Home Store	354,355	2	9	10%	20%	35,436	70,871	
Colorado Plant	379,996	2	6	10%	20%	38,000	75,999	
MK Plant	568,476	6	16	10%	20%	56,848	113,695	
IN Home Store	422,834	1	5	10%	20%	42,283	84,567	
IN Home Store	392,233	1	4	10%	20%	39,223	78,447	
CO Home Store	297,242	1	3	10%	20%	29,724	59,448	
Total Model Home	**$ 4,390,255**					**$ 439,025**	**$ 878,051**	
Other Finished Goods (Yard Units)	2,519,101			75%	100%	1,889,326	2,519,101	
Total Finished Goods	**$10,160,000**			**31%**	**43%**	**$3,141,013**	**$4,372,346**	

9/10/2010
2:54 PM

AAG_Liquidation Analysis_Housing Segment 2010_09_10
Finished Goods Inventory

Page 8 of 9

Subject to Change and Refinement Privileged and Confidential All American Group Hypothetical Chapter 7 Orderly Liquidation Analysis — Fixed Assets Exhibit G Est. Recovery % Est. Liquidation Value Accumulated Net Book Adjusted Net Cost Depreciation Value % Depr. Book Value Low High Low High Notes: Land 4,914,085 — 4,914,085 0.0% 4,816,772 20% 30% 963,354 1,445,032 Land Improvements 2,396,402 1,441,060 955,341 60.1% 936,423 0% 0% — - Buildings 31,779,205 12,272,477 19,506,728 38.6% 17,423,870 20% 30% 3,484,774 5,227,161 Excludes the AASV Plant. Leasehold Improvements 894,951 415,513 479,438 46.4% 469,943 20% 30% 93,989 140,983 Machinery & Equipment 10,166,491 9,251,436 915,055 91.0% 896,934 20% 30% 179,387 269,080 Dies, Jigs & Molds 718,000 622,083 95,917 86.6% 94,018 20% 30% 18,804 28,205 Trucks & Cars 2,006,028 1,955,189 50,839 97.5% 49,832 40% 50% 19,933 24,916 Tractors & Trailers 8,127,003 8,112,745 153,581 99.8% 150,540 40% 50% 60,216 75,270 Furniture & Fixtures 14,383,923 13,510,546 873,376 93.9% 856,081 10% 20% 85,608 171,216 Assets Held For Sales 9,082,379 3,440,391 5,641,987 38% 4,658,471 50% 75% 2,329,236 3,493,853 Rental Properties 240,000 14,236 225,764 6% 224,626 40% 60% 89,850 134,776 Total 84,708,465 51,035,676 33,812,111 30,577,509 24% 36% 7,325,150 11,010,492 Assets Held For Sales 4,658,471 50% 75% 2,329,236 3,493,853 Assumes sale of properties listed for sale. Rental Properties 224,626 40% 60% 89,850 134,776 Based on AAG’s estimate Remaining Fixed Assets 25,694,412 19% 29% 4,906,064 7,381,863 Total 30,577,509 24% 36% 7,325,150 11,010,492 9/10/2010 AAG_Liquidation Analysis_Housing Segment 20100910 2:54 PM Fixed Assets Page 9 of 9